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Exhibit (e)(3)

WPS II, INC.

May 20, 2008

W.P. Stewart & Co. Ltd.
P.O. Box HM 2905
Hamilton, HM LX
Bermuda

  Re:
  Proposed Tender Offer for Common Shares of W.P. Stewart & Co. Ltd.

Gentlemen:

        WPS II, Inc., a Delaware corporation ("WPS II"), currently owns 19,264,557 shares of common stock, $0.001 par value (the "Common Shares"), of W.P. Stewart & Co. Ltd. (the "Company"). We understand that certain partnerships affiliated with Arrow Capital Management, LLC (collectively, "Purchasers") propose to make a tender offer for up to 19,902,000 outstanding Common Shares of the Company (the "Offer"). WPS II wishes to advise you that:

  1.
  WPS II does not currently intend to tender any Common Shares in the Offer.

  2.
  WPS II's Board of Directors has approved, and is seeking stockholder approval by written consent for, the dissolution of WPS II. Subject to approval by holders of a majority of its common stock, WPS II intends to distribute on a pro rata basis to its stockholders 25% of the outstanding Common Shares of the Company held by it on or about June 3, 2008. William P. Stewart, Jr., as a trustee of certain trusts holding WPS II common stock, has advised WPS II that he will vote such stock in favor of WPS II's dissolution.

  3.
  Each stockholder of WPS II is a party to a put agreement with WPS II pursuant to which such stockholder may, upon certain terms and conditions, deliver WPS II shares to WPS II in exchange for Common Shares of the Company. In connection with the stockholder consents described above, each stockholder is being asked to agree not to exercise his, her or its put rights at any time prior to December 31, 2008; however, WPS II can not give any assurance that all stockholders will so agree. William P. Stewart, Jr., as a trustee of certain trusts holding WPS II common stock, has advised WPS II that he will so agree.

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        You or Purchasers may disclose, reference or file the information herein in any document which such persons may be required to file in connection with the Offer, including the Schedule 14D-9 and/or the Schedule TO, or any amendment thereto, and the undersigned hereby consents to any such reference and filing.

Very truly yours,
WPS II, INC.
By:	/s/ WILLIAM P. STEWART, JR.
Name: William P. Stewart, Jr. Title: Chairman

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  Exhibit (e)(3)